APP. E4				REGULATION OF INVESTMENT ADVISORS

CUSIP No. 638620104					13G					Page______of______Pages

________________________________________________________________________

1.  NAME OF REPORTING PERSON
     S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
		 ING Clarion Real Estate Securities, L.P.			232802869
2. CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

(a)____
(b)____
3. SEC USE ONLY

4. CITIZENSHIP OR PLACE OF ORGANIZATION
259 N. Radnor Chester Road, Suite 205, Radnor, PA 19087


NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH


5. SOLE VOTING POWER
        4,366,465 shares, sole voting power

6. SHARED VOTING POWER
19,100 shares, shared voting power

7. SOLE DISPOSITIVE POWER
9,059,425 shares, sole dispositive power

8. SHARED DISPOSITIVE POWER
No shares under shared dispositive power

9. AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
9,059,425 shares

10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
10.26%

12.  TYPE OF REPORTING PERSON*
IA














SCHEDULE 13G						APP. E4

			              UNITED STATES
		  SECURITIES AND EXCHANGE COMMISSION
			WASHINGTON, D.C.  20549



				SCHEDULE 13G

			Under the Securities Exchange Act of 1934
			           (Amendment No _______)*
			      Nationwide Health Properties, Inc.
				(Name of Issuer)
				Common Stock
			          (Title of Class of Securities)
				    638620104
				(Cusip Number)



Sec 1745 (6-88)



					E4-1



Items
Item 1
(a) Nationwide Health Properties
(b) 610 Newport Center Dr., Suite 1150, Newport Beach, CA  92660

Item 2
(a) ING Clarion Real Estate Securities, L.P.
(b) 259 N. Radnor-Chester Road, Suite 205, Radnor, PA  19087
(c) N/A
(d) Common Stock
(e) 638620104

Item 3
(a) Investment Adviser registered under section 203 of the Investment Advisers Act of 1940

Item 4
(a)  9,059,425 shares
(b) 10.26%
(c)
   (i.)		4,366,465 shares, sole voting power
   (ii.)		19,100 shares, shared voting power
   (iii.)	9,059,425 shares, sole dispositive power
   (iv.)	No shares, shared dispositive power

Item 5
N/A

Item 6
N/A

Item 7
N/A

Item 8
N/A

Item 9
N/A

Item 10
T. Ritson Ferguson, CEO and Managing Director